                                                                   EXHIBIT 10(h)


                      Schedule of Substantially Identical
                               Documents Omitted

         Attached as Exhibit 10(h) is a copy of the Employment Agreement between the Company and Robert L. Parker Jr., that was effective as of November 2, 2002 ("Agreement"). Each of the other Named Executive Officers entered into employment agreements with the Company effective November 2, 2002, which employment agreements have identical benefits in the event of a change in control and are otherwise substantially identical to the attached Agreement, differing materially only in the following respects:

                                                                    Benefit Period/Non-
  NEO                      Term               Target Bonus          Renewal Severance
--------------------       ---------          ----------------      -------------------
Robert L. Parker Sr.       1 year             Board discretion          Identical
Robert   Nash              Identical          75% of salary             Identical
James W. Whalen            Identical          75% of salary             Identical
Thomas L. Wingerter        2 years            50% of salary             1.5 years
W. Kirk Brassfield         2 years            50% of salary             1.5 years

*  See Summary Compensation Table in 2002 Proxy Statement

                                                                   EXHIBIT 10(h)

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of November 1, 2002 (the "EFFECTIVE DATE"), by and between PARKER DRILLING COMPANY, a Delaware corporation (hereafter "COMPANY"), and Robert Parker, Jr. (hereafter "EXECUTIVE"), an individual. The Company and Executive may sometimes hereafter be referred to singularly as a "PARTY" or collectively as the "PARTIES."

                                   WITNESSETH:

         WHEREAS, the Parties previously entered into an employment agreement effective as of November 1, 2002 (the "Prior Employment Agreement");

         WHEREAS, prior to November 1, 2002, the Parties entered into a Severance Compensation and Consulting Agreement (as the same may have been amended from time to time, the "Severance Compensation and Consulting Agreement") that provides certain benefits in the event of a change in control;

         WHEREAS, the Parties now desire to amend and restate the Prior Employment Agreement in order to integrate the provisions of the Employment Agreement and the Severance Compensation and Consulting Agreement into a single agreement, and to eliminate the Company's obligation to engage Executive as a consultant following a change in control;

         WHEREAS, the Company desires to continue to secure the services of Executive subject to the terms and conditions hereafter set forth; and

         WHEREAS, Executive is willing to enter into this Agreement upon the terms and conditions hereafter set forth,

         NOW, THEREFORE, in consideration of Executive's employment with the Company, and the mutual promises and agreements contained herein, the Parties hereto agree as follows:

         1. EMPLOYMENT. During the Term of Agreement (as defined in Section 4), the Company shall employ Executive, and Executive shall serve as President and Chief Executive of the Company. Executive's principal place of employment shall be at the corporate offices of the Company in Houston, Texas. Executive understands and agrees that he may be required to travel from time to time for purposes of the Company's business.

         2. COMPENSATION. Compensation shall be paid or provided to Executive during the Term of Agreement as follows:

                  (a) BASE SALARY. The Company shall pay to Executive a base salary of $522,500.00 per year, payable in accordance with the Company's normal payroll schedule and procedures for its executives. Executive's base salary shall be subject to at least annual review and may be increased (but not decreased without Executive's express written consent) by the Board of Directors of the Company (hereafter "Board"). Nothing contained herein shall preclude the payment of any other compensation to Executive at any time.

                  (b) BONUS. The annual incentive bonus target shall be 100% of Executive's annual base salary. The annual incentive target shall be subject to review and may be increased (but not decreased without Executive's express written consent) by the Board.

                  (c) STOCK AWARDS. Executive shall be eligible from time to time to receive grants of stock options, stock appreciation rights, restricted stock or grants thereof, or rights to acquire stock or other securities of the Company, all as commensurate with his executive position, and to the extent permitted by and in accordance with the terms of the Company's stock option plan or plans, as in effect from time to time.

         3. DUTIES AND RESPONSIBILITIES OF EXECUTIVE. During the Term of Agreement, Executive shall devote his full business time and attention to the Company's business and shall use his best efforts to promote its success and shall perform the duties and responsibilities assigned to him by the Board to the best of his ability and with reasonable diligence. This Section 3 shall not be construed as preventing Executive from (a) engaging in reasonable volunteer services for charitable, educational or civic organizations, or (b) investing his assets in such a manner that will not require a material amount of his time or services in the operations of the businesses in which such investments are made; provided, however, no such other activity shall conflict with Executive's loyalties and duties to the Company. Executive shall at all times use his best efforts to in good faith comply with United States laws applicable to Executive's actions on behalf of the Company and its Affiliates (as defined in Section 6(d)).

         4. TERM OF AGREEMENT. Executive's initial term of employment with the Company under this Agreement shall be for the period from the Effective Date through October 31, 2005 (the "Initial Term of Agreement"). Thereafter, the term of the Agreement hereunder shall be automatically extended repetitively for an additional two (2) year period on November 1, 2005, and each two (2) year anniversary thereof, unless notice is given by either the Company or Executive to the other Party at least sixty (60) days prior to the end of the Initial Term of Agreement, or any two-year extension thereof, as applicable, that the Agreement will not be renewed for a successive two-year period. The term of the Agreement shall also be extended upon a Change in Control as provided in Section
7. The Initial Term of Agreement and any extension of the term of Agreement hereunder shall each be referred to herein as a "Term of Agreement." The Company and Executive shall each have the right to give Notice of Termination (pursuant to Section 10) at will, with or without cause, at any time subject, however, to the terms and conditions of this Agreement regarding the rights and duties of the Parties upon termination of employment. The period from the Effective Date through the date of

Executive's termination of employment for whatever reason shall be referred to herein as the "Employment Period."

         5. BENEFITS. Subject to the terms and conditions of this Agreement, during the Employment Period, Executive shall be entitled to the following:

                  (a) REIMBURSEMENT OF EXPENSES. The Company shall pay or reimburse Executive for all reasonable travel, entertainment and other expenses paid or incurred by Executive in the performance of his duties hereunder. The Company shall also provide Executive with suitable office space, including staff support, and paid parking. In addition, subject to prior approval of the Board, the Company shall pay the membership fees and dues for Executive to be a member of a luncheon club and/or country club as may be applicable to the position.

                  (b) OTHER EMPLOYEE BENEFITS. Executive shall be entitled to participate and shall be included in any pension, retirement, 401(k), and profit-sharing, non-qualified deferred compensation and other group retirement plans or programs of the Company, to the same extent as available to other officers of the Company under the terms of such plans or programs. Executive shall also be entitled to participate in any hospitalization, medical, dental, health, life, accident, disability and other group insurance plans or programs of the Company, to the same extent as available to other officers of the Company under the terms of such plans or programs.

                  (c) PAID VACATION. Executive shall be entitled to the number of days of paid vacation each year that is accorded under the Company's vacation policy for senior officers of the Company, but not less than twenty (20) days annually of paid vacation.

         6. RIGHTS AND PAYMENTS UPON TERMINATION PRIOR TO A CHANGE IN CONTROL. Except in the event of a termination of employment after a Change in Control, as hereafter defined, under the circumstances and within the time limits provided in Section 7, Executive's right to compensation and benefits for periods after the date on which his employment with the Company terminates for whatever reason (the "Termination Date"), shall be determined in accordance with this Section 6, as follows:

                  (a) MINIMUM PAYMENTS. Executive shall be entitled to the following minimum payments, in addition to any other payments or benefits he is entitled to receive under the terms of any employee benefit plan or any other provision of this Section 6:

                           (1) his unpaid salary for the full month in which his
                  Termination Date occurred; provided, however, if Executive is terminated for Cause (as defined in Section 6(d)), he shall only be entitled to receive his accrued but unpaid salary through his Termination Date;

                           (2) if his Termination Date occurs after the end of
                  the Company's fiscal year and prior to the payment of his annual incentive bonus for such year, the same annual incentive bonus to which he would have been entitled had his employment continued through the normal bonus payment date;

                           (3) his unpaid vacation pay for that year which has
                  accrued through his Termination Date.

                  Any such salary and accrued vacation pay shall be paid to Executive in a cash lump sum within five (5) business days following the Termination Date and any such annual incentive bonus shall be paid in a cash lump sum on the normal bonus payment date for other Company executives whose employment has continued.

                  (b) OTHER SEVERANCE PAYMENTS. In the event that during the Term of Employment (i) Executive's employment is terminated by the Company for any reason, including due to his death, "Disability" or "Retirement" (as such terms are defined in Section 6(d), other than a "No Severance Benefits Event" (as defined in Section 6(d)) or (ii) Executive terminates his own employment hereunder for "Good Reason" (as defined in Section 6(d)), then in either such event under clause (i) or (ii), the following severance benefits shall be provided:

                           (1) The Company shall pay to Executive as additional
                  compensation (the "ADDITIONAL PAYMENT"), an amount which is equal to "Total Cash" (defined below) multiplied by two (2) (the "SEVERANCE MULTIPLIER"). "Total Cash" means the greater of (x) or (y), where (x) equals Executive's annual base salary as in effect immediately prior to his Termination Date plus Executive's current annual incentive target bonus, and (y) equals the highest base salary plus bonus that was paid to Executive by the Company during any of the three calendar years immediately preceding the year containing the Termination Date. The Company, in its discretion, shall make the Additional Payment to Executive either (i) in a cash lump sum not later than sixty (60) calendar days following the Termination Date or (ii) in substantially equal monthly installment payments over a period of twenty four (24) months beginning within 30 days of the Termination Date.

                           (2) The Company shall maintain Executive's group
                  health plan and group dental plan coverage for a period of twenty four (24) months following the Termination Date, at substantially the same level of coverages as existed on the Termination Date; provided, however, Executive and his covered dependents, if any, shall not be required to pay any portion of the premium cost to retain such coverages but in all other respects shall be treated the same as other participants under the terms of such plans. Thereafter, Executive shall be entitled to elect continuation coverage under such plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and the Company's procedures for COBRA administration. In the event that COBRA coverage is elected, (i) the COBRA time period shall not be reduced by the post-termination continuation coverage provided pursuant to the foregoing provisions of this paragraph and (ii) Executive (and his covered dependents, if any) must pay the full COBRA premium rates as effective during the COBRA coverage period. In the event of any change to the group health plan or group dental plan following the Termination Date, Executive and his spouse and dependents, as applicable, shall be treated consistently with the then-current senior officers of the Company (or its successor) with respect to the terms and conditions of coverage and other substantive provisions of the plan; provided, however, no participant contributions shall be required from them unless COBRA coverage is in effect. Executive and his spouse hereby agree to acquire and maintain any and all coverage that either or both of them are entitled to at any time during their lives under the Medicare program or any similar program of the United States Government or any agency thereof (hereinafter referred to as "Medicare"). The coverage described in the immediately preceding sentence includes, without limitation, parts A and B of Medicare and any additional parts of Medicare. Executive and his spouse further agree to pay any required premiums for Medicare coverage from their personal funds. Notwithstanding the foregoing provisions of this
                  Section 6(b)(2), the coverage of Executive (and his dependents, if any) under such medical and/or dental plans maintained by the Company shall terminate in the event that Executive becomes employed by another for-profit employer which maintains a group health plan or plans for its employees providing group medical coverage or group dental coverage, as applicable; provided, however, any COBRA coverage shall not be terminated unless and until permitted under COBRA.

         In the event that (i) Executive voluntarily resigns or otherwise voluntarily terminates his own employment at any time without Good Reason (other than as a result of death, Disability or Retirement), or (ii) his employment is terminated due to a "No Severance Benefits Event" (as defined in Section 6(d)), then the Company shall have no obligation to provide any severance benefits under paragraphs (1) and (2) above of this Section 6(b), or under Section 6(a)(2). Executive shall still be entitled to the severance benefits provided under Section 6(a)(1) and (3). The severance payments provided under this Agreement shall supersede and replace any severance payments under any severance pay plan that the Company or any Affiliate maintains for employees generally.

                  (c) Notwithstanding any provision of this Agreement to the contrary, in order to receive the severance benefits payable under either
Section 6(b), Section 7 or Section 8, as applicable, Executive must first execute an appropriate release agreement (on a form provided by the Company) whereby Executive agrees to release and waive, in return for such severance benefits, any claims that he may have against the Company including, without limitation for unlawful discrimination (including, without limitation, under Title VII of the Civil Rights Act); provided, however, unless specifically and expressly consented to by Executive, such release agreement shall not release any claim by Executive for any payment or benefit that is due under either this Agreement or any employee benefit plan or program of the Company until fully paid.

                  (d) DEFINITIONS. For purposes of this Agreement:

                           (1) "AFFILIATE" means any entity which owns or
                  controls, is owned or controlled by, or is under common control with, the Company.

                           (2) "CAUSE" means any of the following:

                                    (A) Executive's conviction by a court of competent jurisdiction as to which no further appeal can be taken of a crime involving moral turpitude or a felony or entering the plea of nolo contendere to such crime by Executive;

                                    (B) the commission by Executive of a
                                    material act of fraud upon the Company or any Affiliate;

                                    (C) the material misappropriation of funds or property of the Company or any Affiliate by Executive;

                                    (D) the knowing engagement by Executive
                                    without the written approval of the Board, in any material activity which directly competes with the business of the Company or any Affiliate, or which would directly result in a material injury to the business or reputation of the Company or any Affiliate; or

                                    (E) (i) material breach by Executive during the Employment Period of any of Sections 12 through 16, Sections 17 and 18, or Section 22 of this Agreement, or (ii) the willful, material and repeated nonperformance of Executive's duties to the Company or any Affiliate (other than by reason of Executive's illness or incapacity), but Cause shall not exist under this clause
                                    (E)(i) or (E)(ii) until after written notice from the Board has been given to Executive of such material breach or nonperformance (which notice specifically identifies the manner and sets forth specific facts, circumstances and examples in which the Board believes that Executive has breached the Agreement or not substantially performed his duties) and Executive has failed to cure such alleged breach or nonperformance within the time period set by the Board, but in no event less than thirty (30) business days after his receipt of such notice; and, for purposes of this clause (E), no act or failure to act on Executive's part shall be deemed "willful" unless it is done or omitted by Executive not in good faith and without his reasonable belief that such action or omission was in the best interest of the Company (assuming disclosure of the pertinent facts, any action or omission by Executive after consultation with, and in accordance with the advice of, legal counsel reasonably acceptable to the Company shall be deemed to have been taken in good faith and to not be willful under this Agreement).

                           (3) "CODE" means the Internal Revenue Code of 1986,
                  as amended, or its successor. References herein to any Section of the Code shall include any successor provisions of the Code.

                           (4) "DISABILITY" means a "permanent and total
                  disability" as defined in Section 22(e)(3) of the Code and Treasury regulations thereunder. Evidence of such Disability shall be certified by a physician acceptable to both the Company and Executive. In the event that the Parties are not able to agree on the choice of a physician, each shall select one physician who, in turn, shall select a third physician to render such certification. All costs relating to the determination of whether Executive has incurred a Disability shall be paid by the Company. Executive agrees to submit to any examinations that are reasonably required by the attending physician.

                           (5) "GOOD REASON" means the occurrence of any of the
                  following events without Executive's express written consent:

                                    (A) a reduction in Executive's Base Salary, as defined below, as in effect from time to time, or annual target incentive bonus opportunity; provided, however, that Base Salary for purposes of this Agreement shall mean Executive's annual base cash compensation, and shall not include any other items such as bonuses, premiums, distributions, contributions to Company employee benefit plans, the value of employee benefits or executive benefits, stock options or stock grants, or any other component or item that may be included on Executive's W-2 form from the Company.

                                    (B) a relocation of Executive's principal place of employment with the Company or its successor by more than 30 miles;

                                    (C) a substantial and adverse change in
                                    Executive's duties, control, authority,
                                    status or position, or the assignment to Executive of duties or responsibilities which are materially inconsistent with such status or position, or a material reduction in the duties and responsibilities previously exercised by Executive, or a loss of title, loss of office, or any removal of Executive from, or any failure to reappoint or reelect him to, such positions, except in connection with the termination of his employment due to a No Severance Benefits Event (as defined in Section 6(d));

                                    (D) the Company or its successor fails to continue in effect any pension plan, life insurance plan, health-and-accident plan, retirement plan, disability plan, stock option or other similar plan, deferred compensation plan or executive incentive compensation plan under which Executive was receiving material benefits (unless the Company substitutes and continues other plans providing Executive with substantially similar benefits), or the taking of any action by the Company or its successor that, in any such case or cases, would materially and adversely affect Executive's participation in or materially reduce his benefits under any such plan, unless any such adverse change to any such plan applies on the same terms to all of the then-current senior officers of the Company; or

                                    (E) any failure of any successor to the
                                    Company to have expressly assumed the
                                    Company's obligations under this Agreement as contemplated by Section 36 hereof, unless such assumption occurs by operation of law, or any other material breach by the Company or its successor of any other material provision of this Agreement.

                           Notwithstanding the definition of "Good Reason" for
                  purposes of this Agreement, Executive may not terminate his employment hereunder for Good Reason unless he (i) first notifies the Board in writing of the event (or events) which Executive believes constitutes a Good Reason event and the specific paragraph of this Agreement under which such event has occurred, within 90 days from the date of such event, and
                  (ii) provides the Company with at least 30 days to cure the Good Reason event so that it either (1) does not constitute a Good Reason event hereunder or (2) Executive reasonably agrees, in writing, that after any such modification or accommodation made by the Company that such event shall not constitute a Good Reason event hereunder.

                           (6) "NO SEVERANCE BENEFITS EVENT" means a termination
                  of Executive's employment for Cause (as defined above).

                           (7) "RETIREMENT" means the termination of Executive's
                  employment for normal retirement at or after attaining age 65 provided that, on the date of his retirement, Executive has completed at least five years of active employment with the Company.

         7. RIGHTS AND PAYMENTS UPON CERTAIN TERMINATIONS FOLLOWING A CHANGE IN CONTROL. The provisions of this Section 7 shall not apply unless (a) there shall have been a Change in Control during the Term of Agreement and prior to the end of the Employment Period, and (b) Executive's employment with the Company shall have been terminated without Cause by the Company within three (3) years after the date of such Change in Control, or Executive shall have terminated his employment from the Company for Good Reason within two (2) years after the date of such Change in Control. Upon the occurrence of a Change in Control, the Term of Agreement shall automatically be extended so that, unless it is further extended by affirmative action of the parties, it expires on the third anniversary of the Change in Control.

                  (a) SEVERANCE BENEFITS DUE FOLLOWING A TERMINATION BY THE COMPANY WITHOUT CAUSE OR BY EXECUTIVE FOR GOOD REASON. If the Company terminates Executive's employment with the Company for a reason other than retirement, death, Disability or Cause, prior to the third anniversary of a Change in Control, or if Executive terminates his employment with the Company for Good Reason prior to the second anniversary of a Change in Control, then Executive's severance benefits shall be determined in accordance with the provisions of
Section 6, after taking into account the modifications in this Section 7, as follows:

                           (1) the Severance Multiplier for purposes of
                  determining the amount of the Additional Payments under
                  Section 6 shall be three (3);

                           (2) such Additional Payment shall be paid to
                  Executive in a lump sum cash payment not later than the 10th day following the Termination Date;

                           (3) on the same date that the Additional Payment is
                  made to Executive, the Company shall pay Executive an additional amount equal to the annual incentive bonus target as provided in Section 2(b) multiplied by a fraction, the numerator of which equals the number of days from the commencement of the year in which such termination occurs through the Termination Date, and the denominator of which equals 365;

                           (4) group health and group dental benefits under
                  Section 6 shall be provided for thirty six (36) months instead of twenty four (24) months from the Termination Date, provided Executive and, if applicable, his spouse comply with the otherwise applicable requirements of Section 6(b)(2), and the Company shall arrange to provide Executive for a period of 36 months from the Termination Date, or until his earlier death, disability and accident insurance benefits and executive benefits, constituting automobile allowance and the value of monthly dues associated with certain club memberships, substantially similar to those which Executive was receiving immediately prior to the Notice of Termination, or if greater, prior to the Change in Control;

                           (5) Executive shall not be deemed to have been
                  terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board, at a meeting of the Board called and held for the purpose, finding that in the good faith opinion of the Board Executive was guilty of conduct set forth in
                  Section 6(d)(2) and specifying the particulars thereof in detail;

                           (6) In determining whether Executive has Good Reason
                  to terminate his employment with the Company, there shall also be treated as events of Good Reason (subject to compliance with the Executive's notification obligations under the last paragraph of Section 6(d)(5)):

                                    (A) the Company's failure to increase
                                    (within 12 months after a Change in Control)
                                    Executive's Base Salary by an amount which is substantially similar, on a percentage basis, to the average percentage increase in Base Salary for all officers of the Company effected for such officers for the last complete fiscal year of the Company that ended prior to the date of the Change in Control;

                                    (B) the events described in Section
                                    6(d)(5)(D), without regard to whether such changes apply to other then current senior officers of the Company on the same basis;

                                    (C) the taking of any action by the Company which would adversely affect Executive's participation in or materially reduce his benefits under or deprive Executive of any material fringe benefit enjoyed by him at the time of a Change in Control, or the failure by the Company to provide Executive with the number of paid vacation days to which he was entitled in accordance with the vacation policies in effect at the time of a Change in Control;

                                    (D) any loss of significant authority, power or control over that exercised by Executive immediately prior to the Change in Control (including a change in superior to whom Executive reports);

                                    (E) any failure by the Company to continue in effect any plan or arrangement to receive securities of the Company (including any plan or arrangement to receive and exercise stock options, stock appreciation rights, restricted stock or grants thereof or to acquire stock or other securities of the Company) in which Executive is participating at the time of a Change in Control (unless substitute plans or arrangements are implemented and continued providing Executive with substantially similar benefits with respect to the Company's successor after a Change in Control) (hereinafter referred to as "Securities Plans") or the taking of any action by the Company which would adversely affect Executive's participation in or materially reduce his benefits under any such Securities Plan; and

                                    (F) a substantial increase in Executive's business travel obligations over such obligations as they existed at the time of a Change in Control.

                  (b) DEFINITION OF CHANGE IN CONTROL. For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred as of any date if, after the Effective Date:

                           (1) Any individual, entity or group (within the
                  meaning of Section 13(d)(3) or 14(d)(7) of the Securities Exchange Act of 1934, as amended (the '34 Act"), except Executive, his affiliates and associates, the Company, or any corporation, partnership, trust or other entity controlled by the Company (a "Subsidiary"), or any employee benefit plan of the Company or of any Subsidiary (each individual, entity or group shall hereinafter be referred to as a "Person") becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the '34 Act) of 15% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Company Voting Securities"), in either case unless the Board in office immediately prior to such acquisition determines in writing within five business days of the receipt of actual notice of such acquisition that the circumstances do not warrant the implementation of the provisions of this Agreement; or

                           (2) Individuals who, as of the beginning of any
                  twenty-four month period, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the beginning of such period whose election or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a11 of Regulation 14A promulgated under the '34 Act); or

                           (3) There is a consummation by the Company of a
                  reorganization, merger or consolidation (a "Business Combination"), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such Business Combination do not, immediately following such Business Combination, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Company Voting Securities, as the case may be; or

                           (4) There is a (i) consummation of a complete
                  liquidation or dissolution of the Company or (ii) sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, immediately prior to such sale or disposition.

                           (5) Notwithstanding any other provision of this
                  Agreement, unless otherwise agreed to by the parties in an amendment to this Agreement, if more than one event occurs after the Effective Date that constitutes a Change in Control for purposes of this Agreement, the Term of this Agreement shall not be extended as provided in the first paragraph of this Section 7 beyond the date which is three (3) years from the date of the first such event that constitutes a Change in Control.

                  (c) EXPENSES. The Company shall pay to Executive all legal fees and expenses incurred by him as a result of the termination of his employment other than for Cause or by reason of death incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement, provided Executive establishes that his termination was covered by the provisions of this Section 7.

         8. MAKE-WHOLE PAYMENTS. If any payment or benefit to which Executive (or any person on account of Executive) is entitled, whether under this Agreement or otherwise, in connection with a Change in Control or in connection with any termination of Executive's employment (a "Payment") constitutes a "parachute payment" within the meaning of section 280G of the Internal Revenue Code of 1986, as amended ( the "Code"), and as a result thereof Executive is subject to a tax under section 4999 of the

Code, or any successor thereto, (an "Excise Tax"), the Company shall pay to Executive, or to the applicable tax authorities to which tax or related withholding payments are required to be made, an additional amount (the "Make-Whole Amount") which is intended to make Executive whole for such Excise Tax.

                  (a) The Make-Whole Amount shall be equal to (i) the aggregate amount of the Excise Tax imposed on the Payments, plus (ii) the aggregate amount of all interest, penalties, fines and additions to any tax which are imposed in connection with the imposition of such Excise Tax, to the extent not attributable to delay in payment by Executive or, or failure by Executive to timely apply the Make-Whole Amount to the payment of tax, plus (iii) all income, excise, employment and other applicable taxes imposed on Executive under the laws of any Federal, state or local government or taxing authority by reason of the payments required under clauses (i) and (ii) and this clause (iii).

                  (b) For purposes of determining the Make-Whole Amount, Executive shall be deemed to be taxed at the highest marginal rate under all applicable Federal, state local, and foreign income tax laws for the year in which the Make-Whole Amount is paid. The Make-Whole Amount payable with respect to an Excise Tax shall be paid by the Company within thirty (30) days after the Payment with respect to which such Excise Tax relates.

                  (c) All calculations under this Section 8 shall be made initially by the Company and the Company shall provide prompt written notice thereof to Executive to enable Executive to timely file all applicable tax returns. Upon request of Executive, the Company shall provide Executive with sufficient tax and compensation data to enable Executive or Executive's tax advisor to independently make the calculations described in subparagraph (a) above and the Company shall reimburse Executive for reasonable fees and expenses incurred for any such verification.

                  (d) If Executive gives written notice to the Company of any objection to the results of the Company's calculations within 60 days of Executive's receipt of written notice thereof, the dispute shall be referred for determination to independent tax counsel selected by the Company and reasonably acceptable to Executive ("Tax Counsel"). The Company shall pay all fees and expenses of such Tax Counsel. Pending such determination by Tax Counsel, the Company shall pay Executive the Make-Whole Amount as determined by it in good faith. The Company shall pay Executive any additional amount determined by Tax Counsel to be due under this Section 8 (together with interest thereon at a rate equal to 120% of the Federal short-term rate determined under section 1274(d) of the Code) promptly after such determination.

                  (e) The determination by Tax Counsel shall be conclusive and binding upon all parties unless the Internal Revenue Service, a court of competent jurisdiction, or such other duly empowered governmental body or agency (a "Tax Authority") determines that Executive owes a greater or lesser amount of Excise Tax with respect to any Payment than the amount determined by Tax Counsel.

                  (f) If a Taxing Authority makes a claim against Executive which, if successful, would require the Company to make an additional payment under this Section 8, beyond the payments already made ( the "Additional Make-Whole Amount"), Executive agrees to contest the claim with counsel reasonably satisfactory to the Company, on request of the Company subject to the following conditions:

                           (1) Executive shall notify the Company of any such
                  claim within 10 days of becoming aware thereof. In the event that the Company desires the claim to be contested, it shall promptly (but in no event more than 30 days after the notice from Executive or such shorter time as the Taxing Authority may specify for responding to such claim) request Executive to contest the claim. Executive shall not make any payment of any tax which is the subject of the claim before Executive has given the notice or during the applicable period thereafter unless Executive receives written instructions from the Company to make such payment together with an advance of the Additional Make-Whole Amount, such amount to be determined as if it were an Excise Tax, in which case Executive will act promptly in accordance with such instructions.

                           (2) If the Company so requests, Executive will
                  contest the claim by either paying the tax claimed and suing for a refund in the appropriate court or contesting the claim in the United States Tax Court or other appropriate court, as directed by the Company; provided, however, that any request by the Company for Executive to pay the tax shall be accompanied by an advance from the Company to Executive of the Additional Make-Whole Amount, such amount to be determined as if it were an Excise Tax. If directed by the Company in writing Executive will take all action necessary to compromise or settle the claim, but in no event will Executive compromise or settle the claim or cease to contest the claim without the written consent of the Company; provided, however, that Executive may take any such action if Executive waives in writing Executive's right to a payment under this Section 8 for any amounts payable in connection with such claim. Executive agrees to cooperate in good faith with the Company in contesting the claim and to comply with any reasonable request from the Company concerning the contest of the claim, including the pursuit of administrative remedies, the appropriate forum for any judicial proceedings, and the legal basis for contesting the claim. Upon request of the Company, Executive shall take appropriate appeals of any judgment or decision that would require the Company to make a payment under this Section 8. Provided that Executive is in compliance with the provisions of this section, the Company shall be liable for and indemnify Executive against any loss in connection with, and all costs and expenses, including attorneys' fees, which may be incurred as a result of, contesting the claim, and shall provide to Executive within 30 days after each written request therefore by Executive cash advances or reimbursement for all such costs and expenses actually incurred or reasonably expected to be incurred by Executive as a result of contesting the claim.

               (g) If the Company declines to require Executive to contest the claim within the applicable time period, or should a Tax Authority finally determine that an additional Excise Tax is owed, then the Company shall pay the Additional Make-Whole Amount to Executive in a manner consistent with this
Section 8 with respect to any additional Excise Tax and any assessed interest, fines, or penalties. If any Excise Tax as calculated by the Company or Tax Counsel, as the case may be, is finally determined by a Tax Authority to exceed the amount required to be paid under applicable law, then Executive shall repay such excess to the Company within 30 days of such determination; provided that such repayment shall be reduced by the amount of any taxes paid by Executive on such excess which is not offset by the tax benefit attributable to the repayment.

         9. SEVERANCE BENEFITS FOLLOWING NONRENEWAL OF AGREEMENT. In the event that (i) the Term of Agreement is not renewed by the Company for any reason other than a "No Severance Benefits Event" (as defined in Section 6(d)), whether before or after a Change in Control, and (ii) the employment of Executive is subsequently terminated by the Company for any reason other than a No Severance Benefits Event within two (2) year period following the expiration of the Term of Agreement due to nonrenewal by the Company, then Executive shall still be entitled to the severance benefits provided below (hereafter, the "Nonrenewal Severance Benefits"), provided that he first enters into a release agreement pursuant to Section 6(c). The Nonrenewal Severance Benefits shall be computed in the same manner as severance benefits are computed under Section 6(b); provided, however, the total benefits under that subsection shall be reduced by the number of months that have elapsed between the last day of the Term of Agreement due to nonrenewal and Executive's last day of the Employment Period. For example, if Executive's employment is terminated (other than due to a No Severance Benefits Event) nine months after the end of the Term of Employment due to the Company's nonrenewal, he shall be entitled to an Additional Payment pursuant to Section 6(b) that is computed based on fifteen (15) months (twenty four (24) months - nine (9) months = fifteen (15) months) instead of twenty four (24) months. Likewise, the group health and dental benefits shall continue pursuant to
Section 6(b) for fifteen (15) months rather than twenty four (24) months.

         10. NOTICE OF TERMINATION. Any termination by the Company or Executive of his employment from the Company shall be communicated by Notice of Termination to the other Party hereto. For purposes of this Agreement, the term "Notice of Termination" means a written notice which indicates the specific termination provision of this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated

         11. MITIGATION. Subject to Section 6(b)(2), Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner.

         12. SECRET AND CONFIDENTIAL INFORMATION.

                  (a) ACCESS TO SECRET AND CONFIDENTIAL INFORMATION. On an ongoing basis, the Company agrees to give Executive access to Secret and Confidential Information (including, without limitation, Secret and Confidential Information of the Company's Affiliates and subsidiaries) (collectively, "SECRET AND CONFIDENTIAL INFORMATION"), which Executive did not have access to or knowledge of before the execution of this Agreement. Secret and Confidential Information includes, without limitation, all of the Company's technical and business information, whether patentable or not, which is of a confidential, trade secret or proprietary character, and which is either developed by Executive alone, with others or by others; lists of customers; identity of customers; identity of prospective customers; contract terms; bidding information and strategies; pricing methods or information; computer software; computer software methods and documentation; hardware; the Company or its Affiliates or subsidiaries' methods of operation; the procedures, forms and techniques used in servicing accounts; and other information or documents that the Company requires to be maintained in confidence for the Company's continued business success.

                  (b) ACCESS TO SPECIALIZED TRAINING. At the time this Agreement is made, the Company agrees to provide Executive with initial and ongoing Specialized Training, which Executive does not have access to or knowledge of before the execution of this Agreement. "Specialized Training" includes the training the Company provides to its Executives that is unique to its business and enhances Executive's ability to perform Executive's job duties effectively. The Specialized Training includes, without limitation, orientation training; sales methods/techniques training; operation methods training; and computer and systems training.

                  (c) AGREEMENT NOT TO USE OR DISCLOSE SECRET AND CONFIDENTIAL INFORMATION/SPECIALIZED TRAINING. In exchange for the Company's promises to provide Executive with Specialized Training and Secret and Confidential information, Executive shall not during the period of Executive's employment with the Company or at any time thereafter, disclose to anyone, including, without limitation, any person, firm, corporation, or other entity, or publish, or use for any purpose, any Specialized Training and Secret and Confidential Information, except in the ordinary course of the Company's business or as directed and authorized by the Company.

                  (d) AGREEMENT TO REFRAIN FROM DEFAMATORY STATEMENTS. Executive shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any oral or written statements about the Company or any of its Affiliates' directors, officers, employees, agents, investors or representatives that are slanderous, libelous, or defamatory; or that disclose private or confidential information about the Company or any of its Affiliates' business affairs, directors, officers, employees, agents, investors or representatives; or that constitute an intrusion into the seclusion or private lives of the Company or any of its Affiliates' directors, officers, employees, agents, investors or representatives; or that give rise to unreasonable publicity about the private lives of such directors, officers, employees, agents, investors or representatives; or that place such directors, officers, employees, agents, investors or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness of such directors, officers, employees, agents, investors or representatives. A violation or threatened violation of this prohibition may be enjoined.

         13. DUTY TO RETURN COMPANY DOCUMENTS AND PROPERTY. Upon the termination of Executive's employment with the Company, for any reason whatsoever, Executive shall immediately return and deliver to the Company any and all papers, books, records, documents, memoranda and manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, belonging to the Company or relating to its business, in Executive's possession, whether prepared by Executive or others. If at any time after the Employment Period, Executive determines that he has any Secret and Confidential Information in his possession or control, Executive shall immediately return to the Company all such Secret and Confidential Information in his possession or control, including all copies and portions thereof.

         14. FURTHER DISCLOSURE. Executive shall promptly disclose to the Company all ideas, inventions, computer programs, and discoveries, whether or not patentable or copyrightable, which he may conceive or make, alone or with others, during the Employment Period, whether or not during working hours, and which directly or indirectly:

                  (a) relate to matters within the scope, field, duties or responsibility of Executive's employment with the Company; or

                  (b) are based on any knowledge of the actual or anticipated business or interest of the Company; or

                  (c) are aided by the use of time, materials, facilities or information of the Company.

         Executive assigns to the Company, without further compensation, all rights, titles and interest in all such ideas, inventions, computer programs and discoveries in all countries of the world. Executive recognizes that all ideas, inventions, computer programs and discoveries of the type described above, conceived or made by Executive alone or with others within one (1) year after termination of employment (voluntary or otherwise), are likely to have been conceived in significant part either while employed by the Company or as a direct result of knowledge Executive had of proprietary information. Accordingly, Executive agrees that such ideas, inventions or discoveries shall be presumed to have been conceived during his employment with the Company, unless and until the contrary is clearly established by Executive.

         15. INVENTIONS. Any and all writings, computer software, inventions, improvements, processes, procedures and/or techniques which Executive may make, conceive, discover, or develop, either solely or jointly with any other person or persons, at any time during the Employment Period, whether at the request or upon the suggestion of the Company or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company. Executive shall take all actions necessary so that the Company can prepare and present applications for copyright or Letters Patent therefor, and can secure such copyright or Letters Patent wherever possible, as well as reissue renewals, and extensions thereof, and can obtain the record title to such copyright or patents. Executive shall not be entitled to any additional or special compensation or reimbursement regarding any such writings, computer software, inventions, improvements, processes, procedures and techniques. Executive acknowledges that the Company from time to time may have agreements with other persons or entities which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. Executive agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company.

         16. NON-SOLICITATION RESTRICTION. To protect the Company's Secret and Confidential Information, and in the event of Executive's termination of employment for any reason whatsoever, whether by Executive or the Company, it is necessary to enter into the following restrictive covenants, which are ancillary to the enforceable promises between the Company and Executive in Sections 12 through 15 of this Agreement. Executive hereby covenants and agrees that he will not, directly or indirectly, either individually or as a principal, partner, agent, consultant, contractor, employee, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, except on behalf of the Company, solicit business, or attempt to solicit business, in products or services competitive with any products or services sold (or offered for sale) by the Company or any Affiliate, from the Company's or Affiliate's customers or prospective customer, or those individuals or entities with whom the Company or Affiliate did business during the Employment Period, including, without limitation, the Company's or Affiliate's prospective or potential customers. Subject to Section 19, the prohibition set forth in this
Section 16 shall remain in effect for a period of one (1) year from the Termination Date for whatever reason.

         17. NON-COMPETITION RESTRICTION. In consideration for the Company's Agreement to pay to Executive such part of the Additional Payments as is equal to one (1) times Total Cash upon a termination of Executive's employment from the Company for any reason other than a No Severance Benefit Event or due to Executive's death, Disability or Retirement, and for other good and valuable consideration, and in recognition of the Company's legitimate business interests in protecting itself against the losses it would experience if Executive were to become employed by a competitor of the Company following his termination of employment from the Company, Executive agrees to the following restrictive covenant, which is ancillary to the enforceable promises between the Company and Executive in Sections 12 through 16 of this Agreement. Executive hereby covenants and agrees that during the Employment Period, and for a period of one
(1) year following the Termination Date for whatever reason, Executive will not within the entire United States of America, without the prior written consent of the Board become interested in any capacity in which Executive would perform any similar duties to those performed while at the Company, directly or indirectly (whether as proprietor, stockholder, director, partner, employee, agent, independent contractor, consultant, trustee, beneficiary, or in any other capacity), for any customer of the Company or any Affiliate, or in any business entity that sells, provides or develops products or services competitive with any products or services sold, provided or developed by the Company or any Affiliate.

         18. NO-RECRUITMENT RESTRICTION. Executive agrees that during the Employment Period, and for a period of one (1) year from the Termination Date for whatever reason, Executive will not, either directly or indirectly, or by acting in concert with others, solicit or influence any employee of the Company or any Affiliate to terminate or reduce his or her employment with the Company or any Affiliate.

         19. TOLLING. If Executive violates any of the restrictions contained in Sections 12 through 18 of this Agreement, the restrictive period will be suspended and will not run in favor of Executive from the time of the commencement of any violation until the time when Executive cures the violation to the Company's reasonable satisfaction.

         20. REFORMATION. If a court or arbitrator concludes that any time period or the geographic area specified in any restrictive covenant in Sections 12 through 18 of this Agreement is unenforceable, then the time period will be reduced by the number of months, or the geographic area will be reduced by the elimination of the overbroad portion, or both, so that the restrictions may be enforced in the geographic area and for the time to the full extent permitted by law.

         21. NO PREVIOUS RESTRICTIVE AGREEMENTS. Executive represents that, except as disclosed in writing to the Company, he is not bound by the terms of any agreement with any previous employer or other party to (a) refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Executive's employment by the Company or (b) refrain from competing, directly or indirectly, with the business of such previous employer or any other party. Executive further represents that his performance of all the terms of this Agreement and his work duties for the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to Executive's employment with the Company, and Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

         22. CONFLICTS OF INTEREST. In keeping with his fiduciary duties to Company, Executive hereby agrees that he shall not become involved in a conflict of interest, or upon discovery thereof, allow such a conflict to continue at any time during the Employment Period. Moreover, Executive agrees that he shall immediately disclose to the Board any known facts which might involve a conflict of interest of which the Board is not aware.

         Executive and Company recognize and acknowledge that it is not possible to provide an exhaustive list of actions or interests which may constitute a "conflict of interest." Moreover, Company and Executive recognize there are many borderline situations. In some instances, full disclosure of facts by Executive to the Board may be all that is necessary to enable Company to protect its interests. In others, if no improper motivation appears to exist and Company's interests have not demonstrably suffered, prompt elimination of the outside interest may suffice. In egregious and material instances it may be necessary for Company to terminate Executive's employment for Cause (as defined in Section 6(d)); provided, however, Executive cannot be terminated for Cause hereunder unless the Company first provides Executive with notice and an opportunity to cure such conflict of interest pursuant to the same procedures as set forth in clause (E) of the definition of "Cause" in Section 6(d)(2).

         Executive hereby agrees that any interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest could adversely affect the Company or any Affiliate, involves a possible conflict of interest. Circumstances in which a conflict of interest on the part of Executive would or might arise, and which should be reported to the Board, include, but are not limited to, any of the following:

         (a) Ownership of more than a de minimis interest in any lender, supplier, contractor, customer or other entity with which Company or any Affiliate does business;

         (b) Intentional misuse of information, property or facilities to which Executive has access in a manner which is demonstrably and materially injurious to the interests of the Company or any Affiliate, including its business, reputation or goodwill; or

         (c) Materially trading in products or services connected with products or services designed or marketed by or for the Company or any Affiliate.

         23. REMEDIES. Executive acknowledges that the restrictions contained in Sections 12 through 22 of this Agreement, in view of the nature of the Company's business, are reasonable and necessary to protect the Company's legitimate business interests, and that any violation of this Agreement would result in irreparable injury to the Company. In the event of a breach or a threatened breach by Executive of any provision of Section 12 through 22 of this Agreement, the Company shall be entitled to a temporary restraining order and injunctive relief restraining Executive from the commission of any breach, and to recover the Company's attorneys' fees, costs and expenses related to the breach or threatened breach. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any such breach or threatened breach, including, without limitation, the recovery of money damages, attorneys' fees, and costs. These covenants and disclosures shall each be construed as independent of any other provisions in this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and agreements.

         24. WITHHOLDINGS: RIGHT OF OFFSET. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling, (b) all other normal employee deductions made with respect to Company's employees generally, and (c) any advances made to Executive and owed to Company.

         25. NONALIENATION. The right to receive payments under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by Executive, his dependents or beneficiaries, or to any other person who is or may become entitled to receive such payments hereunder. The right to receive payments hereunder shall not be subject to or liable for the debts, contracts, liabilities, engagements or torts of any person who is or may become entitled to receive such payments, nor may the same be subject to attachment or seizure by any creditor of such person under any circumstances, and any such attempted attachment or seizure shall be void and of no force and effect.

         26. INCOMPETENT OR MINOR PAYEES. Should the Board determine, in its discretion, that any person to whom any payment is payable under this Agreement has been determined to be legally incompetent or is a minor, any payment due hereunder, notwithstanding any other provision of this Agreement to the contrary, may be made in any one or more of the following ways: (a) directly to such minor or person; (b) to the legal guardian or other duly appointed personal representative of the person or estate of such minor or person; or (c) to such adult or adults as have, in the good faith knowledge of the Board, assumed custody and support of such minor or person; and any payment so made shall constitute full and complete discharge of any liability under this Agreement in respect to the amount paid.

         27. INDEMNIFICATION. The Company shall, to the full extent permitted by law, indemnify and hold harmless Executive from and against any and all liability, costs and damages arising from his service as an employee, officer or director of the Company or its Affiliates, specifically including liability, costs and damages that arise in whole or in part from any negligence or alleged negligence of executive, except, however, to the extent that any such liability, cost or damage resulted from an act or omission by executive that constitutes gross negligence or willful misconduct on his part. To the full extent permitted by Delaware law, the Company shall retain counsel to defend Executive, or shall advance legal fees and expenses to Executive for counsel selected by Executive, in connection with any litigation or proceeding related to his service as an employee, officer and director of the Company or any Affiliate within twenty
(20) days after receipt by the Company of a written request for such advance. Such request shall include an itemized list of the costs and expenses and an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. This Section 27 shall be in addition to, and shall not limit in any way, the rights of Executive to any other indemnification from the Company, as a matter of law, contract or otherwise.

         28. SEVERABILITY. It is the desire of the parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction or arbitrator (pursuant to Section 31), the parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.

         29. TITLE AND HEADINGS; CONSTRUCTION. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. The words "herein", "hereof", "hereunder" and other compounds of the word "here" shall refer to the entire Agreement and not to any particular provision hereof.

         30. CHOICE OF LAW. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW.

         31. ARBITRATION. Subject to Section 23, any dispute or other controversy (hereafter a "Dispute") arising under or in connection with this Agreement, whether in contract, in tort, statutory or otherwise, shall be finally and solely resolved by binding arbitration in Harris County, Texas, administered by the American Arbitration Association (the "AAA") in accordance with the Employment Dispute Resolution Rules of the AAA, this Section 29 and, to the maximum extent applicable, the Federal Arbitration Act. Such arbitration shall be conducted by a single arbitrator (the "Arbitrator"). If the parties cannot agree on the choice of an Arbitrator within 30 days after the Dispute has been filed with the AAA, then the Arbitrator shall be selected pursuant to the Employment Dispute Resolution Rules of the AAA. The Arbitrator may proceed to an award notwithstanding the failure of any party to participate in such proceedings. The prevailing party in the arbitration proceeding may be entitled to an award of reasonable attorneys' fees incurred in connection with the arbitration in such amount, if any, as determined by the Arbitrator in his discretion. The costs of the arbitration shall be borne equally by the parties unless otherwise determined by the Arbitrator in his discretion.

         To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded within 180 days of the filing of the Dispute with the AAA. The Arbitrator shall be empowered to impose sanctions and to take such other actions as the Arbitrator deems necessary to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law. Each party agrees to keep all Disputes and arbitration proceedings strictly confidential except for disclosure of information required by applicable law which cannot be waived.

         The award of the Arbitrator shall be (a) the sole and exclusive remedy of the parties, and (b) final and binding on the parties hereto except for any appeals provided by the Federal Arbitration Act. Only the district courts of Texas shall have jurisdiction to enter a judgment upon any award rendered by the Arbitrator, and the parties hereby consent to the personal jurisdiction of such courts and waive any objection that such forum is inconvenient. This Section 31 shall not preclude (i) the parties at any time from agreeing to pursue non-binding mediation of the Dispute prior to arbitration hereunder or (ii) the Company from pursuing the remedies available under Section 23 in any court of competent jurisdiction.

         32. BINDING EFFECT: THIRD PARTY BENEFICIARIES. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and to their respective heirs, executors, beneficiaries, personal representatives, successors and permitted assigns hereunder, but otherwise this Agreement shall not be for the benefit of any third parties.

         33. ENTIRE AGREEMENT; AMENDMENT AND TERMINATION. This Agreement contains the entire agreement of the parties with respect to Executive's employment and the other matters covered herein; moreover, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the Parties hereto concerning the subject matter hereof including, without limitation, the Severance Compensation and Consulting Agreement. This Agreement may be amended, waived or terminated only by a written instrument that is identified as an amendment or termination hereto and that is executed on behalf of both Parties.

         34. SURVIVAL OF CERTAIN PROVISIONS. Wherever appropriate to the intention of the Parties, the respective rights and obligations of the Parties hereunder shall survive any termination or expiration of this Agreement.

         35. WAIVER OF BREACH. No waiver by either Party hereto of a breach of any provision of this Agreement by any other Party, or of compliance with any condition or provision of this Agreement to be performed by such other Party, will operate or be construed as a waiver of any subsequent breach by such other Party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either Party hereto to take any action by reason of any breach will not deprive such Party of the right to take action at any time while such breach continues.

         36. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Company and its Affiliates, and its and their successors, and upon any person or entity acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the business and/or assets of the Company or its successor. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, no such assumption shall relieve the Company of its obligations hereunder.

         This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representative, executors, administrators, successors, and heirs. In the event of the death of Executive while any amount is payable hereunder including, without limitation, pursuant to Sections 2, 5, 6, 7 and 8, all such amounts, unless otherwise specifically provided herein, shall be paid in accordance with the terms of this Agreement to Executive's surviving spouse if any, or if not, then to Executive's estate.

         37. NOTICES. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) on the first business day after it is sent by air express overnight courier service, or (c) on the third business day following deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed, to the following address, as applicable:

                  (1)      If to Company, addressed to:

                           Parker Drilling Company
                           Attn: Secretary
                           1401 Enclave Parkway
                           Suite 600
                           Houston, TX 77077

                  (2) If to Executive, addressed to the address set forth below his name on the execution page hereof;

or to such other address as either party may have furnished to the other party in writing in accordance with this Section 37.

         38. EXECUTIVE ACKNOWLEDGMENT. Executive acknowledges that (a) he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, (b) he has read this Agreement and understands its terms and conditions, (c) he has had ample opportunity to discuss this Agreement with his legal counsel prior to execution, and (d) no strict rules of construction shall apply for or against the drafter or any other Party. Executive represents that he is free to enter into this Agreement including, without limitation, that he is not subject to any covenant not to compete that would conflict with his duties under this Agreement.

         39. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party hereto, but together signed by both parties.

                            [SIGNATURE PAGE FOLLOWS.]

         IN WITNESS WHEREOF, Executive has hereunto set his hand and Company has caused this Agreement to be executed in its name and on its behalf by its duly authorized officer, to be effective as of the Effective Date.


WITNESS:                                  EXECUTIVE:


Signature:                                Signature:
          -------------------------                 ----------------------------

Name:                                     Name:
     ------------------------------            ---------------------------------

Date:                                     Date:
     ------------------------------            ---------------------------------

                                          Address for Notices:

                                          Robert Parker, Jr.
                                          3025 Avalon Place
                                          Houston, Texas 77019

ATTEST:                                   COMPANY:

By:                                       By:
   --------------------------------          -----------------------------------

Title:                                    Its:
      -----------------------------           ----------------------------------

Name:                                     Name:
     ------------------------------            ---------------------------------

Date:                                     Date:
     ------------------------------            ---------------------------------